UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 5, 2024

Oncocyte Corporation

(Exact name of registrant as specified in its charter)

California	1-37648	27-1041563
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

15 Cushing

Irvine, California 92618

(Address of principal executive offices)

(949) 409-7600

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, no par value	OCX	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

Collaboration Agreement

On April 5, 2024, Oncocyte Corporation (the “Company”) entered into a Collaboration Agreement with Bio-Rad Laboratories, Inc. (“Bio-Rad”) to collaborate in the development and the commercialization of research use only and in vitro diagnostics kitted transplant products using Bio-Rad’s ddPCR instruments and reagents (the “Collaboration Agreement”). The Collaboration Agreement has a term of 10 years unless earlier terminated pursuant to customary termination provisions.

The Collaboration Agreement provides that through the oversight of a joint steering committee comprised of representatives from both parties, the parties will collaborate on the development of (i) the Company’s series of GraftAssure™ Transplant Monitoring Assays to measure and test the concentration of donor-derived cell free DNA for research use only (the “RUO Assays”); and (ii) the Company’s VitaGraft™ Transplant Monitoring Assays that have received regulatory approval as an in vitro diagnostic device (the “IVD Kits”) for exclusive use on one or more Bio-Rad ddPCR instruments. Pursuant to the Collaboration Agreement, and toward the development of the RUO Assays and the IVD Kits, the Company will collect and screen samples, conduct feasibility testing and stability studies, and perform analytical validation, among other things; and Bio-Rad will supply its ddPCR instruments and platforms as well as manufacture and supply all consumables.

Prior to the commercial launch of the RUO Assays, under the Collaboration Agreement, the parties will develop a plan to market and sell the RUO Assays. The Company will be responsible for the manufacture and supply of all RUO Assays, and Bio-Rad will supply to the Company Bio-Rad’s ddPCR instruments and reagents for use in commercializing the RUO Assays, which products will be purchased by the Company exclusively from Bio-Rad. The Company and Bio-Rad will be jointly responsible for co-promoting and co-marketing the RUO Assays within the United States and Germany (the “Territory”). The Company has the exclusive right to sell the RUO Assays in the Territory exclusively with the use of Bio-Rad ddPCR instruments and reagents. Bio-Rad will be responsible for promoting and marketing, and has the exclusive right to sell, the RUO Assays outside the Territory. For the sales of the RUO Assays in the Territory, the Company will pay to Bio-Rad a single digit royalty payment based on net sales. The Company will manufacture and supply the RUO Assays to Bio-Rad for resale outside the Territory.

Additionally, the Collaboration Agreement provides Bio-Rad an option for the exclusive right to promote, market and sell IVD Kits worldwide subject to certain conditions. If and when such option is exercised, Bio-Rad will purchase additional shares of the Company’s common stock, no par value per share (“Common Stock”), at the then-current market price per share, up to a specified maximum aggregate purchase price, and the Company will manufacture and supply IVD Kits exclusively for Bio-Rad.

The above summary does not purport to be a complete description and is qualified in its entirety by Collaboration Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024.

Item 8.01 Other Events.

On April 11, 2024, the Company issued a press release announcing the Collaboration Agreement with Bio-Rad. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release, dated April 11, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOCYTE CORPORATION

Date: April 11, 2024	By:	/s/ Joshua Riggs
Joshua Riggs
President and Chief Executive Officer